CONTACT:	John McNamara
Director – Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. ANNOUNCES QUARTERLY CASH DISTRIBUTION

TREVOSE, Pa., April 28, 2017 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced that the Board of Directors of its general partner declared a quarterly cash distribution of $0.33 per common unit for the first quarter of 2017. The distribution is payable on May 15, 2017 to common unit holders of record as of the close of business on May 8, 2017.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 100 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of StoneMor’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, StoneMor’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release as well as certain information in StoneMor’s filings with the Securities and Exchange Commission and elsewhere, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements.

These forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016 and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.